Supreme Court of the State of New York
Appellate Division: Second Judicial Department

M303646
ID/

ANGELA G. IANNACCI, J.P.
WILLIAM G. FORD
DEBORAH A. DOWLING
LAURENCE L. LOVE, JJ.

2024-12286 DECISION & ORDER ON MOTION

In the Matter of St. James-Head of the Harbor Neighborhood Preservation Coalition, Inc., et al., appellants, v Town of Smithtown, et al., respondents.

(Index No. 608051/2022)

Appeal from a judgment of the Supreme Court, Suffolk County, dated October 11, 2024. Motion by the appellants, inter alia, to stay enforcement of the order, pending hearing and determination of the appeal.

Upon the papers filed in support of the motion and the papers filed in opposition thereto, it is

ORDERED that the motion is denied.

IANNACCI, J.P., FORD, DOWLING and LOVE, JJ., concur.

ENTER:

Darrell M. Joseph
Clerk of the Court

March 17, 2025